Exhibit 99.1

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (the “Agreement”) is made and entered into, effective as of November 18, 2013, by and among JACOBS ENTERTAINMENT, INC., a Delaware corporation (“JEI”), GAMECO HOLDINGS, INC., a Delaware corporation (“GHI”), The Jeffrey P. Jacobs Revocable Trust dated July 10, 2000 (the “Trust”), and Jeffrey P. Jacobs, an individual (“JPJ”), and ELDORADO HOLDCO LLC, a Nevada limited liability company (“Eldorado”). Each of JEI, GHI, the Trust and JPJ may hereinafter be referred to as an “Investor” or, collectively, as the “Investors”. Each of the Investors and Eldorado may hereinafter be referred to as a “Party” or, collectively, as the “Parties”. Capitalized terms not otherwise defined herein shall have the meanings set forth in Article 1.

RECITALS:

A. Eldorado, MTR Gaming Group, Inc., a Delaware corporation (“MTR”), Eclair Holdings Company, a Nevada corporation (“Parent”), Ridgeline Acquisition Corp., a Delaware corporation (“Merger Sub A”), Eclair Acquisition Company, LLC, a Nevada corporation (“Merger Sub B”) and certain other individuals entered into an Agreement and Plan of Merger dated as of September 9, 2013 (as amended, supplemented and modified from time to time, the “Merger Agreement”), pursuant to which (x) Merger Sub A will merge with and into MTR, with MTR continuing as the surviving entity, wholly owned by Parent (the “MTR Merger”), and (y) Merger Sub B will merge with and into Eldorado, with Eldorado continuing as the surviving entity, wholly owned by Parent (the “Eldorado Merger”, and together with the MTR Merger, the “Mergers”);

B. The Investors and their controlled Affiliates are the record and beneficial owners of 5,066,233 MTR Shares (together with all other MTR Shares acquired by any Investor or the Affiliates of any Investor after the date hereof, the “Designated Shares”);

C. The Investors have each agreed to support the Mergers in accordance with this Agreement in consideration of Eldorado’s and its applicable Affiliates’ execution and delivery of an amendment to the Merger Agreement, of even date herewith, in the form attached as Exhibit A hereto (the “Amendment”); and

D. The Parties desire to enter into the agreements set forth herein with respect to the foregoing;

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS AND USAGE.

1.1 CAPITALIZED TERMS. All capitalized terms that appear in this Agreement shall have the respective meanings set forth in this Section 1.1.

“Affiliate” means, for any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person. As used in this definition, the term “control,” “controlling” or “controlled by” shall mean the possession, directly or indirectly, of the power either to (a) vote more than 50% or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of the actions, management or policies of such Person, in each case, whether through the ownership of voting securities or interests, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph hereof and includes all Schedules and Exhibits attached hereto.

“Amendment” has the meaning set forth in the recitals hereto.

“Applicable Meeting” means the meeting among the stockholders of MTR in which the Merger Agreement and/or any of the Transactions as contemplated by the Prospectus/Proxy Statement is voted upon.

“Business Day” means any day other than Saturday, Sunday or any other day that is a legal holiday or on which banking institutions in the State of Nevada are authorized by law or governmental action to close.

“Designated Shares” has the meaning set forth in the recitals hereto.

“Eldorado” has the meaning set forth in the first paragraph hereof.

“Eldorado Merger” has the meaning set forth in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“GHI” has the meaning set forth in the first paragraph hereof.

“Investor” has the meaning set forth in the first paragraph hereof.

“JEI” has the meaning set forth in the first paragraph hereof.

“JPJ” has the meaning set forth in the first paragraph hereof.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Mergers” has the meaning set forth in the recitals hereto.

“MTR” has the meaning set forth in the recitals hereto.

“MTR Merger” has the meaning set forth in the recitals hereto.

“MTR Share” means a share of MTR common stock.

“Party” has the meaning set forth in the first paragraph hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity or status recognized, under Applicable Law, as a separate legal Person.

“Prospectus/Proxy Statement” means the prospectus/proxy statement on Form S-4 filed by Parent with the SEC with respect to the Transaction, as the same may be amended, modified and supplemented from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Term” has the meaning set forth in Section 2.2.

“Trust” has the meaning set forth in the first paragraph hereof.

“Transactions” has the meaning set forth in Section 2.1.

1.2 USAGE. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules, and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All Schedules and Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument, law or statute defined or referred to herein means such agreement, instrument, law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws or statutes) by succession of comparable successor laws or statutes and references to all attachments thereto and instruments incorporated therein.

2. THE TRANSACTIONS; TERM.

2.1 THE TRANSACTIONS. Eldorado represents and warrants that Eldorado, MTR and the other parties thereto have executed and delivered the Amendment prior to or concurrently with the execution and delivery of this Agreement. The Mergers and the other transactions contemplated by the Merger Agreement (as amended, modified and supplemented from time to time, including the Amendment) or as otherwise described in the Prospectus/Proxy Statement are collectively referred to as the “Transactions”.

2.2 TERM. The “Term” of this Agreement shall mean any period commencing on the date hereof and ending on the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the consummation of the Mergers, provided that each of the following (each, a “Designated Condition”) is and remains true: (i) the Implied Per Share Price (as such term is defined in the Merger Agreement) of MTR Shares, applicable in connection with the calculation of both the consideration payable in connection with the MTR Merger and the consideration payable in connection with the Eldorado Merger is not less than $6.05 per MTR Share (subject to any adjustments in accordance with Section 2.4 of the Merger Agreement); (ii) the maximum amount of cash consideration payable to MTR stockholders in connection with the MTR Merger is not less than $35,000,000 (subject to being rounding down to the value of the nearest whole number of MTR Shares); (iii) the Merger Agreement as in effect immediately following (and as amended by) the Amendment has not been further amended in a manner that disproportionately and adversely affects either Investor relative to the other MTR shareholders; (iv) Eldorado has not breached any representation, warranty or covenant made by it in this Agreement in any material respect; and (v) the board of directors of MTR has not made an “Adverse Recommendation Change” (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, as long as each Designated Condition is true, this Agreement shall survive and remain in full force and effect during the Term, and each Party shall remain bound by each of its obligations hereunder, notwithstanding any amendment, supplement or modification of the Merger Agreement (but subject to clause (i) of the immediately prior sentence). If any Designated Condition is not true, this Agreement and the Term shall immediately terminate without further action by any of the parties and shall be of no further force or effect.

3. SUPPORT COVENANTS.

3.1 LOCK-UP. Each Investor hereby covenants that, during the portion of the Term prior to the completion of the vote at the Applicable Meeting, neither any Investor nor any of the Affiliates of any Investor shall sell, assign, transfer, convey, hypothecate or otherwise dispose of, directly or indirectly (any of the foregoing, a “Transfer”), all or any of the Designated Shares (or any other securities owned by it or its controlled Affiliates and entitled to vote at an Applicable Meeting) or any options or warrants to acquire any of the foregoing or any other rights or other securities exchangeable or exercisable into any of the foregoing, whether now owned or hereinafter acquired, unless the transferee thereof (a) agrees in writing to assume all of the applicable Investor’s obligations hereunder and be bound by the terms hereof applicable to such Investor and (b) on or before the date of the applicable Transfer, delivers such writing to Eldorado; provided, however, that an Investor or any of its Affiliates may pledge the Designated Shares to a commercial bank as security for a loan (provided that such pledged Designated Shares are subject to a binding proxy allowing the Investors to vote the pledged Designed Shares in accordance herewith).Any Transfer of any Designated Shares (or any such other securities) by any Investor or any Investor’s Affiliate that does not comply with the procedure set forth in this Section 3.1 shall be void ab initio. To the extent that any Investor or any Investor’s Affiliate acquires any additional MTR Shares after the date hereof, all such shares shall, for all purposes hereunder, be deemed Designated Shares, and the Investors shall deliver to Eldorado written notice within five Business Days thereafter.

3.2 VOTING AGREEMENT. Each Investor hereby covenants that the Investors and their respective Affiliates shall each vote (or cause to be voted) all of the Designated Shares (and any other securities owned by it or its Affiliates and entitled to vote at an Applicable Meeting) in favor of the Merger Agreement and the Transactions in connection with any Applicable Meeting held during the Term. Without limiting the generality of the foregoing, to the extent that MTR or its board of directors solicit any proxy from that MTR stockholders during the Term with respect to any Applicable Meeting, each Investor shall grant (or, to the extent appropriate, cause its Affiliate to grant) for exercise during the Term such proxy in favor of the Merger Agreement and/or the Transaction, as the case may be, in accordance with the applicable procedures set forth in the materials distributed in connection with such solicitation. In addition, each Investor hereby covenants that, during the Term, neither any Investor nor any Affiliate of any Investor shall withdraw or revoke (or permit to be withdrawn or revoked) any vote, consent or proxy in favor of any of the Merger Agreement and the Transactions.

3.3 NON-INTERFERENCE. Each Investor hereby covenants that, during the Term, neither any Investor nor any Affiliate of an Investor shall, in any manner, directly or indirectly, do any of the following (any of the foregoing, a “Restricted Action”), except with the prior written consent of Eldorado: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, for purposes of making an Acquisition Proposal (as defined in the Merger Agreement), (i) any acquisition of any MTR Shares or any other securities of MTR (or beneficial ownership thereof), or rights or options to acquire any MTR Shares or other securities of MTR (or beneficial ownership thereof), or any assets, indebtedness or businesses of MTR or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving MTR or any of its subsidiaries or any of its or their respective assets constituting a significant portion of the consolidated assets of MTR and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to MTR or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of MTR or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to MTR or otherwise act in concert with any Person in connection with an Acquisition Proposal in respect of any MTR Shares or such other securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control the management, board of directors of MTR or the policies of MTR or to obtain representation on the board of directors of MTR (provided that nothing contained herein shall prohibit any Investor or its Affiliates from voting its MTR Shares at any shareholder meeting, subject to Section 3.2); (d) take any action which would or would reasonably be expected to force MTR to make a public announcement regarding any of the matters prohibited by clause (a) above; (e) effect of seek to effect the delay, suspension, disruption, interference, or interruption of any of the Transactions or of the satisfaction of any condition to or the obtainment of any consent or approval required for the consummation of any of the Transactions; or (f) enter into any discussions, negotiations or arrangements with any third party with respect to any of the foregoing that is intended to lead or could reasonably be expected to lead to an Acquisition Proposal, in each case, except as expressly set forth herein. In addition, the Investors shall each immediately cease and cause to be terminated, and cause their respective Affiliates to cease and cause to be terminated, any Restricted Actions being conducted by any of the Investors or their respective Affiliates. Notwithstanding anything to the contrary contained in this Agreement, any Investor or its Affiliates shall be permitted to Transfer any MTR Shares it owns after the taking of the vote at the Applicable Meeting.

3.4 FURTHER COOPERATION.Each Investor hereby covenants that, during the Term, each of the Investors and their respective Affiliates shall, as reasonably requested by Eldorado and without charge to Eldorado or the other parties to the Merger Agreement (other than reimbursement of reasonable, documented out-of-pocket costs incurred by the Investors either at the direction or with the approval of Eldorado), cooperate with and support Eldorado’s and MTR’s efforts to consummate the Transactions, including Eldorado’s efforts to obtain all requisite gaming, racing, and other governmentally issued licenses, approvals, and permits.

3.5 NON-DISPARAGEMENT. Each Investor hereby covenants to Eldorado that, during the Term, each of the Investors and their respective Affiliates shall refrain from making any public or private statements that would disparage the image or reputation of Eldorado, MTR, their respective Affiliates and/or their respective businesses. The Investors and their respective Affiliates shall further refrain from making during the Term any public or private statements that would disparage the image or reputation of the executive officers and/or directors of Eldorado, MTR and their respective Affiliates. This provision shall not prohibit either Party from making any statements or taking any actions required by law, or reporting any actions or inactions such party reasonably believes to be unlawful.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor hereby represents and warrants to Eldorado as of the date hereof as follows:

4.1 EXISTENCE AND POWER. Each of JEI and GHI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Each Investor has all necessary power and authority required to execute and deliver this Agreement and to perform its or his obligations hereunder.

4.2 AUTHORIZATION; ENFORCEABILITY. The execution and delivery by each Investor of this Agreement and the performance by each Investor of such Investor’s obligations hereunder have been duly authorized by all necessary action. No other action or proceeding on the part of any Investor is necessary to approve and adopt this Agreement or to approve the performance of its obligations hereunder. This Agreement is duly executed and delivered by each Investor, and each Investor’s obligations hereunder are the legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by (i) general principles of equity (whether considered in a proceeding at law or in equity), and (ii) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

4.3 LEGAL PROCEEDINGS. No Investor has received any written notice of any litigation, claim, action, suit, proceeding or governmental investigation pending and there is no pending or threatened litigation, claim, action, suit, proceeding or governmental investigation against any Investor or any of their respective Affiliates that seeks the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.4 DESIGNATED SHARES. The Investors and their controlled Affiliates are the sole record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act of 1934) of, and have good title to, all of the 5,066,233 MTR Shares that constitute the Designated Shares, free and clear of any liens or encumbrances (including any restriction on the right to vote, sell or otherwise dispose of any of the Designated Shares), except for any encumbrances created solely by this Agreement. Neither any Investor nor any of their respective Affiliates owns or has any interest in any MTR Shares or any other securities issued by MTR or any of its subsidiaries other than the 5,066,233 MTR Shares that constitute the Designated Shares. There are no outstanding options, warrants or similar rights with respect to which any Person has any right to acquire any of the Designated Shares from any Investor or any of their respective Affiliates. Neither any Investor, any Affiliate of any Investor, nor any other Person is party to any agreement relating to the right to vote with respect to any of the Designated Shares.

4.5 MERGER AGREEMENT. Each Investor has reviewed the Merger Agreement, as filed with the SEC as Exhibit 2.1 to MTR’s Form 8-K filed September 11, 2013, and the Amendment, attached as Exhibit A.

5. REPRESENTATIONS AND WARRANTIES OF Eldorado. Eldorado hereby represents and warrants to the Investors as of the date hereof as follows:

5.1 EXISTENCE AND POWER. Eldorado is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Nevada. Eldorado has all necessary power and authority required to execute and deliver this Agreement and to perform its obligations hereunder.

5.2 AUTHORIZATION; ENFORCEABILITY. The execution and delivery by Eldorado of this Agreement and the performance by Eldorado of its obligations hereunder have been duly authorized by all necessary action. No other action or proceeding on the part of Eldorado is necessary to approve and adopt this Agreement or to approve the performance of its obligations hereunder. This Agreement is duly executed and delivered by Eldorado, and Eldorado’s obligations hereunder are the legal, valid and binding obligations of Eldorado, enforceable against Eldorado in accordance with its terms, except as such enforceability may be limited by (i) general principles of equity (whether considered in a proceeding at law or in equity), and (ii) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

5.3 LEGAL PROCEEDINGS. Eldorado has not received any written notice of any litigation, claim, action, suit, proceeding or governmental investigation pending and there is no pending or threatened litigation, claim, action, suit, proceeding or governmental investigation against Eldorado or its Affiliates that seeks the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, except for class action law suits challenging the Mergers, that were announced after the public announcement of the Merger Agreement and that are of a type and nature similar to the litigation relating to the Mergers described in the Prospectus/Proxy Statement.

6. MISCELLANEOUS.

6.1 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Eldorado, to:

Eldorado HoldCo LLC

c/o McDonald Carano Wilson

100 W. Liberty 10th floor

Reno, Nevada 89501

Attention: Anthony L. Carano

Facsimile: (775) 788-2020

with a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street

30th Floor

Los Angeles, California 90017

Fax: (213) 629-5063

Email: kbaronsky @milbank.com

Attention: Kenneth J. Baronsky

If to an Investor, to:

Jacobs Investments, Inc.

11770 US Highway 1, Suite 600

North Palm Beach, Florida 33408

Fax: (561) 776-6050

Attention: Emanuel J. Cotronakis

with a copy to (which shall not constitute notice):

Baker Hostetler

PNC Center

1900 East 9th Street, Suite 3200

Cleveland, Ohio 44114-3482

Fax: (216) 696-0740

Email: pvaneuwen@bakerlaw.com

Attention: Peter Van Euwen III

Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

6.2 EXPENSES. Each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

6.3 SEVERABILITY. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon a determination that the invalidity or unenforceability of a provision hereof affects the economic or legal substance of the transactions contemplated hereby in a manner materially adverse to any Party hereto, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

6.4 ASSIGNMENT. Except as expressly contemplated in Section 3.1, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party and any attempt to do so will be void.

6.5 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the Parties concerning the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof, whether oral or written.

6.6 AMENDMENTS; WAIVER.

(a) This Agreement may not be modified or amended, except by a written instrument executed by each Party.

(b) Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with applicable provisions of the laws of the State of Delaware (without regard to application of its conflict-of-law principles).

6.8 DISPUTES.

(a) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

(b) For all purposes of this Agreement, and for all purposes of any action or litigation arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each party hereto submits to the exclusive personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States sitting in the State of Delaware, and hereby irrevocably and unconditionally agrees that any such Action shall be heard and determined only in such Delaware court or, to the extent permitted by law, in such federal court. Each Party hereto agrees that a final judgment in any such action or litigation may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable law.

(c) Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so: (i) any objection which it may now or hereafter have to the laying of venue of any action or litigation arising out of or relating to this Agreement or any related matter in any state or federal court located in the State of Delaware, and (ii) the defense of an inconvenient forum to the maintenance of such action or litigation in any such court.

(d) In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines (in a judgment not subject to further appeal or for which the time for appeal has expired) that any Party has breached this Agreement, then such Party shall be liable and pay to each non-breaching Party the reasonable legal fees incurred by such non-breaching Party in connection with such litigation, including any appeal therefrom.

(e) Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 6.1. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by applicable law.

(f) Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy, and no other adequate remedy would exist at law or in equity, in each case in the event that at any time during the Term any of the provisions of this Agreement were not performed by any Investor in accordance with their specific terms or were otherwise breached by any Investor (or any Investor threatens such a breach). It is accordingly agreed that, during the Term, (i) Eldorado shall be entitled at its election to seek an injunction or injunctions to prevent any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof in any federal or state court described in Section 6.8(b), this being in addition to any other remedy to which Eldorado is entitled at law or in equity and (ii) each Investor will waive, in any action for specific performance, the defense of adequacy of a remedy at law.

6.9 NO THIRD-PARTY BENEFICIARIES. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

6.10 NO STRICT CONSTRUCTION. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

6.11 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

6.12 COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures delivered by facsimile or email, and a copy hereof that is executed and delivered by a Party by facsimile or email (including in .pdf format) will be binding upon that Party to the same extent as a copy hereof containing that Party’s original signature.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

ELDORADO:

ELDORADO HOLDCO LLC

By:	/s/ Gary L Carano
Name:
Title:

JEI:

JACOBS ENTERTAINMENT, INC.

By:	/s/ Jeffrey P. Jacobs
Name: Jeffrey P. Jacobs
Title: Chairman and CEO

GHI:

GAMECO HOLDINGS, INC.

By:	/s/ Jeffrey P. Jacobs
Name: Jeffrey P. Jacobs
Title: Chairman and CEO

THE TRUST:

THE JEFFREY P. JACOBS REVOCABLE TRUST DATED JULY 10, 2000

By:	/s/ Jeffrey P. Jacobs
Name: Jeffrey P. Jacobs
Title: Trustee

JPJ:

JEFFREY P. JACOBS

/s/ Jeffrey P. Jacobs

Exhibit A

Amendment

[attached]

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER is made as of November 18, 2013 (this “Amendment”), by and among Eldorado HoldCo LLC, a Nevada limited liability company (“Eldorado”), MTR Gaming Group, Inc., a Delaware corporation (“MTR”), Eclair Holdings Company, a Nevada corporation (“Parent”), Ridgeline Acquisition Corp., a Delaware corporation (“Merger Sub A”), and Eclair Acquisition Company, LLC, a Nevada limited liability company (“Merger Sub B”), and amends Agreement referenced below. Eldorado, MTR, Parent, Merger Sub A and Merger Sub B are together referred to as the ‘Parties”; each individually, a “Party”. Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties entered into the Agreement and Plan of Merger dated as of September 9, 2013 (as supplemented by the letter agreement dated October 24, 2013, as amended by this Amendment and as further amended, modified and supplemented from time to time, the “Agreement”) along with the Persons party thereto as the Member Representative; and WHEREAS, the Parties desire to amend the Agreement effective as of the date hereof.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendments Regarding MTR Merger Consideration.

(a) Sections 1.10(a)(ii) and 8.3(ll) of the Agreement are hereby amended by replacing each reference to “$5.15” with the text “$6.05”.

(b) Section 2.2(a) of the Agreement is hereby amended by inserting, at the end thereof, the following:

At least five (5) Business Days prior to the Effective Date, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of MTR Common Stock, an amount equal to Five Million Dollars ($5,000,000.00) in cash in partial satisfaction of Parent’s obligations under Section 2.1.

(c) Section 2.3(e) of the Agreement is hereby amended by replacing the reference to “Thirty Million Dollars ($30,000,000.00)” with the text “Thirty-Five Million Dollars ($35,000,000.00)” .

Amendment No. 1 to

Agreement and Plan of Merger

#4816-7950-0054

1

2. Amendments Regarding ELLC Interests.

(a) Section 2.1 of the Agreement is hereby amended by replacing the proviso thereto with the following text:

provided that for purposes of establishing the Exchange Fund, the number of shares of Parent Common Stock included in the Company Merger Consideration shall be deemed to be the Estimated Aggregate Company Merger Shares minus the amount of the Escrowed Parent Shares and minus the amount of the Delayed Consideration (such number of shares, the “Up-Front Company Merger Shares”)

(b) Section 3.2 of the Agreement is hereby amended by deleting the last two sentences thereof in their entirety and replacing them with the following:

As of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (C) other than any Designated Retained Interest Agreement, there are no options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, SLJV or any of their respective Subsidiaries to which the Company, SLJV or any of their respective Subsidiaries is a party. Each of the outstanding shares of capital stock of (or other equity interest in) each of SLJV and the Company’s and SLJV’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (or other equity interests) are (1) owned by the Company or another wholly owned Subsidiary of the Company, except for any Designated Retained Interest, and (2) free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for any Liens arising solely from any Designated Retained Interest Agreement.

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(c) Section 5.21(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b) Subject to Section 5.21(a), on or prior to the Closing Date, HCM and REI shall have transferred their respective interests in ELLC to Eldorado Resorts LLC, a Nevada limited liability company and a wholly-owned Subsidiary of the Company; provided that HCM and REI may retain ownership of interests in ELLC (collectively, the “Designated Retained Interest”) so long as (x) the Designated Retained Interest shall, in aggregate, not exceed 3.8142% of the total outstanding interest in ELLC, and (y) any Designated Retained Interest is subject to the Designated Retained Interest Agreement (defined below). Unless HCM and REI shall have transferred their entire respective interests in ELLC to Eldorado Resorts LLC on or prior to the Closing Date, HCM and REI shall enter into an agreement with Parent and the Company (each, a “Designated Retained Interest Agreement”) pursuant to which (i) HCM and REI shall grant to the Company a right, exercisable on or after the fifth Business Day after the first anniversary of the Closing Date, to acquire from HCM and REI all of the Designated Retained Interest in exchange for the Delayed Consideration (defined below) and (ii) the Company shall grant to each of HCM and REI a right, exercisable on or after the fifth Business Day after the first anniversary of the Closing Date, to put to the Company all of the Designated Retained Interest in exchange for the Delayed Consideration. The “Delayed Consideration” means a number of shares of Parent Common Stock equal to (i) the Estimated SLJV Component, multiplied by (ii) the portion of the outstanding interests in ELLC (expressed as a percentage) represented by the Designated Retained Interest, divided by (iii) the Implied Per Share Price. Notwithstanding any provision herein to the contrary, the number of shares of Parent Common Stock issuable at the Closing as Company Merger Consideration shall be reduced by the number of shares equal to the Delayed Consideration.

In addition, the Index of Defined Terms to the Agreement shall be amended by adding the appropriate references to the defined terms “Designated Retained Interest” and “Designated Retained Interest Agreement”.

(d) Section 6.3(f) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(f) Eldorado LLC. As of the Closing Date, (i) the Company shall, by operation of the Merger Member Side Agreement and the Designated Retained Interest Agreement or otherwise, (A) own (directly or indirectly) all of the issued and outstanding equity interests in ELLC other than the Designated Retained Interest and (B) have been duly granted and possess the right to acquire the

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Designated Retained Interests, in exchange for the Delayed Consideration, on and after the fifth Business Day after the first anniversary of the Closing Date, and (ii) no other entity, other than an Affiliate of MGM Resorts International or a designee of such Affiliate, shall own any interest in SLJV, except to the extent that HCM and/or REI owns any of the Designated Retained Interest (subject to a Designated Retained Interest Agreement).

3. Amendments Regarding Other Covenants.

(a) Section 5.5(b) of the Agreement is hereby amended by replacing the proviso thereto with the following text:

; provided, however, that MTR shall be permitted to delay or postpone the MTR Stockholders Meeting for a reasonable period of time, which shall not be more than five (5) Business Days (but in no event beyond the Termination Date), if in the good faith judgment of the MTR Board or any committee thereof (after consultation with its legal counsel) the failure to do so would reasonably be expected to breach the MTR Board’s fiduciary duties under applicable Law.

(b) Section 5.14(a) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) MTR shall commence, or cause its Subsidiaries to promptly commence, on or prior to December 5, 2013 one or more consent solicitations (each, a “MTR Consent Solicitation”) with respect to certain amendments and waivers to the indenture (the “MTR Senior Indenture”) dated as of August 1, 2011 among MTR, those designated Subsidiaries identified therein and Wilmington Trust, National Association, as Trustee and Collateral Agent governing MTR’s 11.5% Senior Secured Second Lien Notes due August 1, 2019 (the “MTR Notes”) on terms and conditions as may be agreed upon between the Company and MTR, and such other customary terms and conditions as are reasonably acceptable to the Company and MTR, and the Company shall assist MTR in connection therewith. MTR shall irrevocably take all corporate actions necessary for the MTR Consent Solicitation. Promptly following the expiration date of the MTR Consent Solicitation, assuming the requisite consents are received with respect to the MTR Notes, MTR and its Subsidiaries, as applicable, shall execute a supplement to the MTR Senior Indenture, amending the terms and provisions of the MTR Senior Indenture as reasonably requested by the Company and as set forth in the MTR Consent Solicitation documents sent to holders of the MTR Notes (which amendment may include amendments and waivers to certain

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covenants contained in the MTR Notes or the MTR Senior Indenture which can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof), which supplemental indenture shall become operative immediately upon the Effective Time, and shall use all reasonable efforts to cause the trustee under the MTR Senior Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by MTR in connection with any MTR Consent Solicitation. MTR hereby covenants and agrees to provide (or to cause to be provided) when due and payable pursuant to the terms of any MTR Consent Solicitation immediately available funds for the prompt and full payment at or prior to the Effective Time of any consent solicitation fees payable to the holders of the MTR Notes for all consents properly tendered and not withdrawn to the extent required pursuant to the terms of such MTR Consent Solicitation. Notwithstanding any provision herein to the contrary, MTR shall not, and shall not permit any of its Subsidiaries, and neither MTR nor any of its Subsidiaries shall be obligated, to pay or bear the cost of (or to agree to pay or bear the cost of) any fee or similar payment to any holder of MTR Notes (or to any Affiliate thereof) to induce any holder of MTR Notes to grant a consent in connection with the MTR Consent Solicitation, unless such fee or payment is approved by both MTR and the Company.

(c) Section 5.14(c) of the Agreement is hereby amended by deleting the text, “(or if MTR and the Company agree that MTR not proceed with any MTR Consent Solicitation pursuant to Section 5.14),” in its entirety.

(d) Section 5.17 of the Agreement is hereby amended by replacing the reference to “each of the Merger Members” with the text “each of the Merger Members (other than NGA Acquisitionco, LLC or any other Person owning an indirect interest in the Company through NGA Acquisitionco, LLC)”.

(e) The Agreement is hereby amended by adding after Section 5.25 of the Agreement the following:

Section 5.26. Actions Relating to Support Agreement. The Company shall notify MTR contemporaneously with any amendment or termination, or waiver by the Company of any provision, of the Support Agreement dated November 18, 2013 by and between the Company, Jacobs Entertainment, Inc., a Delaware corporation, Gameco Holdings, Inc., a Delaware corporation, The Jeffrey P. Jacobs Revocable Trust dated July 10, 2000 and Jeffrey P. Jacobs, an adult individual.

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4. Amendments Regarding the MTR Termination Fee.

(a) Section 7.3(b) of the Agreement is hereby amended by replacing the reference to “Five Million Dollars ($5,000,000.00)” with the text “Six Million Dollars ($6,000,000)”.

(b) Section 7.3(c) of the Agreement is hereby amended by replacing the reference to “Five Hundred Thousand Dollars ($500,000.00)” with the text “One Million Dollars ($1,000,000)”.

5. Miscellaneous.

(a) Sections 8.2, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, and 8.16 of the Agreement, as amended hereby, shall continue to apply to the Agreement, as amended hereby, and shall apply to this Amendment (with each reference therein to “Agreement” deemed to be a reference to this “Amendment”).

(b) Section 8.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the MTR Disclosure Letter and the Confidentiality Agreement, as the same may be amended by the parties, constitute the entire agreement between the parties and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(c) The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. The Agreement shall continue in full force and effect as amended by this Amendment in accordance with its terms. From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(d) This Amendment, the Agreement (including the Exhibits hereto), the Company Disclosure Letter, the MTR Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

ELDORADO HOLDCO LLC

By:	/s/ Gary L Carano
Name:
Title:

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ECLAIR HOLDINGS COMPANY

By:	/s/ Joseph L. Billhimer, Jr.
Name: Joseph L. Billhimer, Jr.
Title: President

RIDGELINE ACQUISITION CORP.

By:	/s/ Joseph L. Billhimer, Jr.
Name: Joseph L. Billhimer, Jr.
Title: President

ECLAIR ACQUISITION COMPANY, LLC

By:	/s/ Joseph L. Billhimer, Jr.
Name: Joseph L. Billhimer, Jr.
Title: President

MTR GAMING GROUP, INC.

By:	/s/ Joseph L. Billhimer, Jr.
Name: Joseph L. Billhimer, Jr.
Title: President and Chief Operating Officer

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